                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                           File Number 333-47191

                    PROSPECTUS SUPPLEMENT DATED JUNE 1, 1998
                                       to
                         Prospectus Dated March 20, 1998

                                 297,021 Shares

                               CISCO SYSTEMS, INC.

                                  COMMON STOCK


        This Prospectus Supplement supplements the Prospectus dated March 20, 1998 (the "Prospectus") of Cisco Systems, Inc. (the "Company") relating to the public offering, which is not being underwritten, and sale by certain shareholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Shareholders") of 297,021 shares of Common Stock, par value of $0.001 per share, of the Company (the "Common Stock") who received such shares in connection with the acquisition by statutory merger of LightSpeed International, Inc. ("LightSpeed"), by and through a merger of LightSpeed with and into the Company. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Summary and not otherwise defined herein have the meanings specified in the Prospectus.

                              SELLING SHAREHOLDERS

               Certain Selling Shareholders specifically identified in the Prospectus have, since the time of the filing of the Prospectus, donated their shares into Trusts. The following table sets forth the number of shares of Common Stock owned by these trusts, shareholders of the Company, who were not specifically identified in the Prospectus as Selling Shareholders. Additionally, footnote (2) below (the "Footnote") sets forth shareholders of the Company who were not specifically identified in the Prospectus as Selling Shareholders. The shareholders identified in the Footnote below may receive shares of Common Stock through partnership distributions. The table of Selling Shareholders in the Prospectus is hereby amended to include the shareholders identified in the table below, including those listed in the Footnote, as Selling Shareholders:



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
                                                                                 Number of
                                                                                  Shares
                                         Number of Shares       Percent of    Registered for
                                           Beneficially         Outstanding        Sale
Name of Selling Shareholder                    Owned              Shares          Hereby(1)
---------------------------              ----------------       -----------   --------------
The Lev Volftsun Revocable Trust             133,033                 *           133,033

The Margarita Volftsun                       133,034                 *           133,034
 Revocable Trust

Wilmington Trust Co., Trustee                 15,091                 *            15,091
of the Lana T. Volftsun
Irrevocable Trust

Wilmington Trust Co., Trustee                 15,091                 *            15,091
of the Stephanie S. Volftsun
Irrevocable Trust

Bali Home LLC(2)                                 772                 *               772


* less than one percent


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(1) This Registration Statement shall also cover any additional shares of
Common Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Selling Shareholders' outstanding shares of Common Stock.

(2) Subsequent to the date of this Prospectus Supplement, the shares held by Bali Home LLC may be distributed to Robert M. Fetzer and Joseph M. Juhas.